Exhibit 99.1

March 30, 2022

Re: Strategic Student & Senior Housing Trust, Inc.

Fourth Quarter 2021 and Net Asset Value Estimation

Letter to Stockholders

Dear Stockholder,

Green Street Advisors was quoted in their December 17, 2021 Health Care Sector Update that the “Light at the Covid-19 tunnel continues to drift further out but demand drivers for health care real estate are intact; recovery will come”. In the fourth quarter of 2021, our senior housing occupancies ended at 82% occupancy but were essentially the same as compared to the third quarter 2021 despite Omicron related infections, operational challenges and re-instatement of governmental restrictions. Our two major concerns for our senior housing communities were the Omicron variant and staffing shortages. We experienced critical staffing shortages as a result of the Great Resignation trend, demand for higher wages and general concern about employees contracting the Omicron virus.

Fortunately, our student communities at Florida State University and the University of Arkansas fared better with the Omicron variant resulting in minimal disruption. As of December 31, 2021, Florida State was approximately 99% occupied and 97% pre-leased for Academic year (“AY”) 22-23 and the University of Arkansas was approximately 95% occupied and 96% pre-leased for AY 22-23.

On March 17, 2022, the Company’s Board of Directors approved holding the estimated net asset value (“NAV”) per share for all share classes at $6.08. The estimated NAV was calculated as of December 31, 2021 and is the same as the estimated NAV that was calculated as of June 30, 2020. This determination was based upon the board’s assessment of the REIT’s portfolio, the recent increasing trends in senior housing occupancy, and the estimated range of the Company’s asset and liability values provided by an independent consultant, Kroll Real Estate Advisory Group. For further details please refer to the Company’s Form 10-K filed on March 22, 2022.

We are also seeing evidence of “green shoots” or specific areas of improvement at our senior communities, and although incremental, suggest that the worst of the Covid-19 pandemic may be behind us:

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Senior housing occupancies increased from approximately 82% in December 2021 to 86% in February 2022.
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We received approximately $800,000 of grants from the Department of Health and Human Services to help cover some of the operating losses at our senior communities.
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We received an extension of our $1.8 million reduced restricted cash reserve requirement from KeyBank and our loan servicers through December 2022.
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Our minor ownership interests in two DST investments were liquidated at a profit resulting in approximately $2.3 million of gross proceeds which increased liquidity.

Strategic Student & Senior Housing Trust, Inc. | 10 Terrace Road, Ladera Ranch, CA 92694 | 866.418.5144 | info@StrategicREIT.com | www.strategicreit.com

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In January 2022, we closed on the sale of our Florida State University student community which allowed the Company to repay the property mortgage in full and pay down its Bridge Loan by $17 million (or nearly 40% of the outstanding balance).

Green Street Advisors sees “Increasing 80+ population + normalizing penetration rate(s) + declining supply…” as fundamental reasons for a recovery in senior housing. In 2022, we will continue to address the staffing challenges and overall inflationary pressures on our expense structure. Where possible, we intend to increase rents to cover costs.

We will continue to work closely with our senior living operators to organically grow operating income and efficiently utilize our capital expenditures in 2022 as the demand for senior housing returns. We are grateful to our stockholders for their patience as we work diligently to restore value in our portfolio.

Sincerely,

John Strockis
CEO and President

Strategic Student & Senior Housing Trust, Inc. | 10 Terrace Road, Ladera Ranch, CA 92694 | 866.418.5144 | info@StrategicREIT.com | www.strategicreit.com

Certain statements contained in this letter, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “continue,” or other similar words. Such statements include, in particular, statements about our plans, strategies, and prospects and, in this letter, include our statements about expectations as to vaccination rates, resulting increased leads, tours and move-ins, student housing decisions and the pace of our expected recovery, all of which are subject to certain risks and uncertainties, including known and unknown risks, and are based on a number of assumptions which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We cannot guarantee the accuracy of any such forward-looking statements contained in this letter, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The risks, uncertainties, assumptions and other factors that could cause such forward-looking statements not to come to fruition include, among other things, future economic, competitive, and market conditions, including without limitation changes in the political and economic climate, economic conditions and fiscal imbalances in the United States and in the markets in which we operate, and other major developments, including wars, natural disasters, epidemics and pandemics, including the continuation of the novel coronavirus (COVID-19) pandemic and its effects on public health and on the economy, resulting government quarantine and shutdown orders, military actions, and terrorist attacks. The occurrence or severity of any such event or circumstance is difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations and provide distributions to stockholders, and our ability to find suitable investment properties, may be significantly hindered. These risk and uncertainties that could cause forward-looking statements not to come to fruition also include those items that we identify as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and other reports that we file from time to time with the Securities and Exchange Commission.

Strategic Student & Senior Housing Trust, Inc. | 10 Terrace Road, Ladera Ranch, CA 92694 | 866.418.5144 | info@StrategicREIT.com | www.strategicreit.com